Exhibit 11.2

CONSENT

I hereby consent to the reliance in this offering statement on Form 1-A (“Offering Statement”) of Elio Motors, Inc. (the “Company”) on my Market Report Study Analysis dated June 14, 2013, which the Company has referred to in the Offering Circular included in this Offering Statement.

/s/ Jim Berline
Jim Berline
The Berline Group Inc. dba Berline

10/20/15
Date